Exhibit 10.1

Scholastic Inc. 557 Broadway, New York, NY 10012-3999, (212) 343-6700
www.scholastic.com

Richard Robinson CEO, President & Chairman drobinson@scholastic.com

November 15, 2019

Sasha Quinton

Dear Sasha,

It is my pleasure to confirm our offer of employment with Scholastic Corporation as Executive Vice President and President, Scholastic Book Fairs.  As we have discussed, in these positions you will report directly to me.  After Joining Scholastic, you will receive a base salary at the rate of $600,000 per annum, which will be paid to you on a bi-weekly basis.  We anticipate your start date will on a mutually agreed date in December 2019.

We will recommend to the compensation committee of our Board of Directors that you receive annual equity incentive grants under the Scholastic Corporation 2011 Stock Incentive Plan with a value of $500,000 per year in 2019, 2020 and 2021, with the grant dates expected to be in December 2019, September 2020 and September 2021, such value to be paid 60% in restricted stock units and 40% in stock options.  The number of stock options granted will be determined based on the Black Scholes model of calculating the fair value of a stock option on the date of each grant, and the number of restricted stock units awarded will be determined by using the fair market value of the Scholastic common stock on the date of each grant.  These grants will vest in three equal annual installments over three years, with the first installment vesting on the first anniversary of the date of the applicable grant. You will continue to be eligible for long term equity incentives thereafter.  Your performance and salary will also be reviewed annually, starting in October 2020, during our common merit review process.

You will be eligible to participate in our Scholastic Management Incentive Plan (MIP) with a bonus target percentage of 70% of your base salary.  This bonus opportunity is based on corporate and/or divisional performance for each fiscal year (June 1 through May 31), and will be prorated to reflect the actual term of employment during your first fiscal year of employment.  You must be an active employee of Scholastic at the time bonus payments are made under the MIP in order to receive payment.  You will also receive a one-time sign-on bonus of $300,000, which will be paid to you when you join the Company.

You will receive four weeks of vacation annually.

Exhibit 10.1

Your medical coverage, life insurance and 401(k) benefits will commence the day you begin work, provided you enroll within the first 31 days of employment.  Scholastic is committed to helping our employees and their families lead healthy, productive lives.  Our benefits packages and wellness programs help our employees succeed at work and at home.  We offer an array of flexible plans with options that allow employees to select the plan most appropriate for them.  Following your acceptance of this offer, I will arrange for someone to provide initial orientation in New York and introduce you to our benefits programs and how to enroll, as well as to take you through the payroll and other forms and policies which will need to be accomplished in order for your paycheck to be processed.

In addition, please return to me a scanned copy of this offer letter, signed by you, along with valid identification (i.e., social security card and driver’s license or passport, visa or green card) as proof of employment eligibility, which will also be required as part of the onboarding process.  We will also work with you on an appropriate relocation package.

This offer is contingent upon a satisfactory background check.  Employment at Scholastic is at the will of the Company and/or you and as such this letter does not create a contract of permanent employment.  If you have any other questions, please do not hesitate to contact me.

And finally, welcome to Scholastic!  I am both pleased and excited by your joining the Company and am confident that you will make a significant contribution to Scholastic’s success and will play an important role within our Company.  I am looking forward to working with you.

Sincerely,

/s/Richard Robinson
Richard Robinson
Chairman, President and Chief Executive Officer

/s/ Sasha Quinton       November 18, 2019
Sasha Quinton